UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2019 (May 23, 2019)

NAVISTAR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9618	36-3359573
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2701 Navistar Drive Lisle, Illinois	60532
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (331) 332-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10	NAV	New York Stock Exchange
Cumulative convertible junior preference stock, Series D (par value $1.00)	NAV-D	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Amendment to NFC Credit Agreement

On May 23, 2019, Navistar Financial Corporation (“NFC”) entered into an Amendment No. 4 (the “Amendment”) to the Third Amended and Restated Credit Agreement, dated as of May 27, 2016 (as amended, the “Credit Agreement”), by and among NFC and Navistar Financial, S.A. de C.V., Sociedad Financiera De Objeto Multiple, Entidad Regulada, a Mexican corporation, as borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Bank of America, N.A., as syndication agent, pursuant to which, among other things, (i) the revolving commitments were increased to $747.5 million, (ii) the revolving maturity date was extended to May 23, 2024, (iii) the Mexican revolving facility was increased to $100 million, (iv) the swingline facility was increased to $100 million, (v) the provisions allowing NFC to increase the size of the facility, subject to obtaining commitments from existing or new lenders to provide additional or increased revolving commitments and/or additional term loans, were amended to permit a maximum facility size of $850 million after giving effect to any such increase, (vi) the permitted loan to value ratio for certain used truck loans made by NFC was increased from 65% to 85%, (vii) the investment covenant was amended to add (a) an investment basket of $200 million permitting loans to an affiliate of NFC, (b) a general investment basket permitting investments in the aggregate amount of the unused portion of the net income-based dividend basket and (c) a general investment basket of $10 million, (viii) the maximum consolidated leverage ratio covenant was revised to provide for quarterly testing, (ix) the minimum collateral coverage ratio covenant was revised to provide for quarterly testing and was reduced from 1.35 to 1.00 to 1.25 to 1.00, (x) the maximum consolidated leverage ratio governor for the net income-based dividend basket was increased from 3.75:1.00 to 4.25:1.00, (xi) the dividend covenant was amended to add a dividend basket permitting dividends in the aggregate amount of any permanent repayments of the up to $200 million affiliate loan, and (xii) provisions to address the planned elimination of LIBOR were updated. In connection with the Amendment, NFC prepaid in full the loans outstanding under its senior secured term loan facility.

Under the terms of the Credit Agreement (i) the interest rate on revolving loans is based, at the borrower’s option, on an adjusted eurodollar rate, plus a margin of 2.25% to 4.00%, or a base rate, plus a margin of 1.25% to 3.00% and (ii) the commitment fee percentage applicable to revolving loans is 0.375% to 0.625%. In connection with the Amendment, NFC paid certain fees, the total of which NFC does not believe is material to its financial position or results of operations.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 and incorporated by reference herein.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Amendment No. 4, dated as of May 23, 2019, by and among Navistar Financial Corporation and Navistar Financial, S.A. de C.V., Sociedad Financiera De Objeto Multiple, Entidad Regulada, a Mexican corporation, as borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION (Registrant)

By:	/s/ Walter G. Borst

Name:	Walter G. Borst
Title:	Executive Vice President and Chief Financial Officer

Dated: May 28, 2019